Filed Pursuant to Rule 433
Registration No. 333-158385
May 9, 2011
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009, and
Prospectus Supplement dated April 9, 2009)

HSBC USA Inc.
Collared Floating Rate Notes

}	Collared Floating Rate Notes due May 31, 2016

}	Quarterly coupon payments at a variable rate equal to the 2-Year Constant Maturity Treasury Rate, subject to a coupon floor of 2.00% per annum and a coupon cap of 6.00% per annum

}	All payments on the Notes, including the repayment of principal, are subject to the credit risk of HSBC USA Inc.

The Notes offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-10 of this free writing prospectus.

Investment in the Notes involves certain risks.  You should refer to “Risk Factors” beginning on page FWP-6 of this document and page S-3 of the accompanying prospectus supplement.

	Price to Public1	Fees and Commissions2	Proceeds to Issuer
Per Note	At variable prices
Total	At variable prices

1HSBC USA Inc. proposes to offer the Notes from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale; provided, however, that such price will not be less than $985.00 per principal amount of Notes and will not be more than $1,000.00 per principal amount of Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-10 of this free writing prospectus.

2If the Notes priced today, HSBC USA Inc. or one of our affiliates would pay varying discounts and commissions of approximately 0.75% per $1,000 principal amount of Notes in connection with the distribution of the Notes. The actual discounts and commissions that HSBC USA Inc. or one of our affiliates will pay may be more or less than 0.75% and will depend on market conditions on the Pricing Date. In no event will HSBC USA Inc. or one of our affiliates pay varying discounts and commissions in excess of 1.50% per $1,000 principal amount of Notes in connection with the distribution of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-10 of this free writing prospectus.

HSBC USA Inc.

Collared Floating Rate Notes

The offering of Collared Floating Rate Notes due May 31, 2016 (the “Notes”) will have the terms described in this free writing prospectus and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplefment or prospectus, the terms described in this free writing prospectus shall control.  In reviewing the accompanying prospectus supplement, all references to “Reference Asset” therein shall refer to the applicable Coupon Rate (as defined below).

This free writing prospectus relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments, at a rate equal to the 2-Year Constant Maturity Treasury Rate, subject to the Coupon Floor and the Coupon Cap.  The following key terms relate to the offering of these Notes:

Issuer:	HSBC USA Inc.

Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per Note.

Trade Date:	On or about May 25, 2011

Pricing Date:	On or about May 25, 2011

Original Issue Date:	On or about May 31, 2011

Maturity Date:	Expected to be May 31, 2016, or if such day is not a Business Day, the next succeeding Business Day.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.

Coupon:
The Coupon is paid quarterly and is based upon the applicable Coupon Rate set forth below.  The Coupon payable for any Coupon Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Coupon Rate:
With respect to each Coupon Period, a rate per annum equal to the lesser of (a) the 2-Year Constant Maturity Treasury Rate on the applicable Coupon Determination Date (as defined below), subject to the Coupon Floor and (b) the Coupon Cap.  In no case will the Coupon Rate for any Coupon Period be less than the Coupon Floor or greater than the Coupon Cap. The Coupon Rate will be reset quarterly on the applicable Coupon Determination Date.

Coupon Periods:
The period beginning on and including the Original Issue Date and ending on but excluding the first Coupon Payment Date, and each successive period beginning on and including a Coupon Payment Date and ending on but excluding the next succeeding Coupon Payment Date.

Coupon Floor:	2.00% per annum.

Coupon Cap:	6.00% per annum.

2-Year Constant Maturity Treasury Rate:	As defined herein under the section entitled “2-Year Constant Maturity Treasury Rate” on page FWP-9 of this free writing prospectus.

Coupon Payment Dates:
The thirty-first calendar day of each August, November, February and May, commencing on August 31, 2011, up to and including the Maturity Date, provided that if any such day is not a Business Day, the relevant Coupon Payment Date shall be the next succeeding Business Day and no adjustment will be made to any Coupon payment made on that succeeding Business Day.  If the Maturity Date falls on a date that is not a Business Day, payment of the Coupon and principal will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the originally scheduled Maturity Date.

Business Day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

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CUSIP/ISIN:	4042K1HP1 /

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments at a rate equal to the 2-Year Constant Maturity Treasury Rate, subject to the Coupon Cap and the Coupon Floor.  We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.  Each Coupon is calculated based on the rate applicable to the relevant Coupon Period; however, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any such rate or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus and page S-3 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in the Notes, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

COUPON

The Coupon is paid quarterly and is based upon the applicable Coupon Rate.  The Coupon payable for any Coupon Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The Coupon Payment Dates are the thirty-first calendar day of each August, November, February and May, commencing on August 31, 2011, up to and including the Maturity Date, provided that if any such day is not a Business Day, the relevant Coupon Payment Date shall be the next succeeding Business Day and no adjustment will be made to any Coupon payment made on that succeeding Business Day.  If the Maturity Date falls on a date that is not a Business Day, payment of the Coupon and principal will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the originally scheduled Maturity Date. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

CALCULATION AGENT

We or one of our affiliates will act as calculation agent with respect to the Notes.

TRUSTEE

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

PAYING AGENT

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You are willing to make an investment based on a Coupon Rate dependant on the 2-Year Constant Maturity Treasury Rate, subject to the Coupon Floor and the Coupon Cap.

}	You are willing to make an investment with a minimum Coupon Rate equal to the Coupon Floor.

}	You believe the 2-Year Constant Maturity Treasury Rate on the Coupon Determination Dates or the Coupon Floor will generally be high enough to provide you with a satisfactory return on your investment.

}	You are willing to invest in the Notes based on a capped return equal to the Coupon Cap, which may limit your Coupon on any Coupon Payment Date.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You are unwilling to invest in the Notes based on the 2-Year Constant Maturity Treasury Rate applicable to the corresponding Coupon Payment Date.

}	You believe that the Coupon Floor or the 2-Year Constant Maturity Treasury Rate will not be high enough to provide you with your desired return.

}	You are unwilling to invest in the Notes based on the Coupon Cap, which may limit the Coupons for each Coupon Period.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

In addition to the following risks, you should review “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement including the explanation of risks relating to the Notes described in the following sections:

•	“— Risks Relating to All Note Issuances;”

•	“—Additional Risks Relating to Notes With a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate”; and

•	“—Additional Risks Relating to Notes With a Maximum Limitation, Maximum Rate, Ceiling or Cap”.

The Amount of Each Quarterly Coupon Payable is Variable, but will not be less than the Coupon Floor.

You will receive a Coupon on the applicable Coupon Payment Date based on a rate per annum equal to the 2-Year Constant Maturity Treasury Rate on the corresponding Coupon Determination Date, subject to the Coupon Floor of 2.00% per annum and the Coupon Cap of 6.00% per annum.  While the Coupon Rate applicable to each Coupon Payment Date will fluctuate because it is based on the floating rate of the 2-Year Constant Maturity Treasury Rate, the Coupon Rate for any Coupon Payment Date will not be less than the Coupon Floor of 2.00% per annum.  The 2-Year Constant Maturity Treasury Rate may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors.  The effect that any single factor may have on the 2-Year Constant Maturity Treasury Rate may be partially offset by other factors.  We cannot predict the factors that may cause the 2-Year Constant Maturity Treasury Rate to increase or decrease.  A decrease in the 2-Year Constant Maturity Treasury Rate applicable to a Coupon Payment Date will result in a reduction of the applicable Coupon, but in no case will the Coupon Rate for any Coupon Payment Date be less than the Coupon Floor of 2.00% per annum.  A 2-Year Constant Maturity Treasury Rate that is less than the Coupon Floor will cause the Coupon Rate for the applicable Coupon Payment Date to be equal to the Coupon Floor.  A quarterly Coupon may not be greater than the Coupon Floor, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall potential annual Coupon Rate to maturity of the Notes as compared to other investment alternatives.

Your Coupon Rate for Each Coupon Payment Date is Limited By the Coupon Cap.

For each Coupon Payment Date, the Coupon Rate will be capped at the Coupon Cap of 6.00% per annum.  As a result, you will not participate in any 2-Year Constant Maturity Treasury Rate in excess of 6.00% per annum. YOUR COUPON RATE WILL NOT BE GREATER THAN THE COUPON CAP.

The Notes are Not Ordinary Debt Securities and the Coupon Rate is Not Fixed for any Coupon Period and is Variable.

The Coupon Rate is not fixed for any Coupon Period, but will vary depending on the 2-Year Constant Maturity Treasury Rate, subject to the Coupon Cap and the Coupon Floor, which may be less than returns otherwise payable on debt securities issued by us with similar maturities.  The Coupon Rate on the Notes, while determined, in part, by reference to the 2-Year Constant Maturity Treasury Rate, does not actually pay at such rate.  We have no control over any fluctuations in the 2-Year Constant Maturity Treasury Rate.

Credit Risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including the return of the Principal Amount at maturity or any Coupon payable, depends on the ability of HSBC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the

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credit risk of the Issuer, HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount payable on the Notes.

Certain Built-In Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity.

While the payment of the Coupons and the Payment at Maturity described in this free writing prospectus are based on the full aggregate Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing, if at all, to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for the Notes, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Variable Price Reoffering Risks.

HSBC proposes to offer the Notes from time to time for sale at varying prices determined at the time of each sale, provided that such prices will not be less than $985.00 per $1,000 Principal Amount of Notes or more than $1,000 per $1,000 Principal Amount of Notes.  Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from HSBC or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other factors beyond our control.

The Notes Lack Liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to readily trade or sell the Notes. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price at which HSBC Securities (USA) Inc. is willing, if at all, to buy the Notes.

Potential Conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

The 2-Year Constant Maturity Treasury Rate, and Therefore the Value of the Notes, May be Volatile and Will Be Affected By a Number of Factors.

The 2-Year Constant Maturity Treasury Rate, and therefore the value of the Notes is subject to volatility due to a variety of factors, including but not limited to:

•	interest and yield rates in the market,
•	changes in, or perceptions about, the future 2-Year Constant Maturity Treasury Rate,
•	general economic conditions,
•	policies of the Federal Reserve Board regarding interest rates,
•	sentiment regarding underlying strength in the U.S. and global economies,
•	expectations regarding the level of price inflation,
•	sentiment regarding credit quality in the U.S. and global credit markets,
•	central bank policy regarding interest rates,
•	inflation and expectations concerning inflation,
•	performance of capital markets,
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect the 2-Year Constant Maturity Treasury Rate,
•	the time remaining to the maturity of the Notes, and
•	the creditworthiness of the Issuer.

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The impact of any of the factors set forth above may enhance or offset some or any of the changes resulting from another factor or factors. Decreases in the 2-Year Constant Maturity Treasury Rate could result in the corresponding Coupon Rate decreasing, but in no case will the Coupon Rate be less than the Coupon Floor of 2.00% per annum.

ILLUSTRATIVE EXAMPLES

The following scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the 2-Year Constant Maturity Treasury Rate, and we cannot predict the 2-Year Constant Maturity Treasury Rate on any Coupon Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the 2-Year Constant Maturity Treasury Rate. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Coupon determination for $1,000 Principal Amount of Notes, assume that there are 90 days in each quarterly period, and reflect the Coupon Floor of 2.00% and the Coupon Cap of 6.00%.

Hypothetical 2-Year Constant Maturity Treasury Rate	Coupon Floor	Coupon Cap	Coupon Rate	Coupon
8.00%	2.00%	6.00%	6.00%	$15.00
7.00%	2.00%	6.00%	6.00%	$15.00
6.00%	2.00%	6.00%	6.00%	$15.00
5.00%	2.00%	6.00%	5.00%	$12.50
4.00%	2.00%	6.00%	4.00%	$10.00
3.80%	2.00%	6.00%	3.80%	$9.50
3.60%	2.00%	6.00%	3.60%	$9.00
3.40%	2.00%	6.00%	3.40%	$8.50
3.20%	2.00%	6.00%	3.20%	$8.00
3.00%	2.00%	6.00%	3.00%	$7.50
2.80%	2.00%	6.00%	2.80%	$7.00
2.60%	2.00%	6.00%	2.60%	$6.50
2.40%	2.00%	6.00%	2.40%	$6.00
2.20%	2.00%	6.00%	2.20%	$5.50
2.00%	2.00%	6.00%	2.00%	$5.00
1.50%	2.00%	6.00%	2.00%	$5.00
1.00%	2.00%	6.00%	2.00%	$5.00
0.00%	2.00%	6.00%	2.00%	$5.00

Example 1:  On a Coupon Determination Date, the 2-Year Constant Maturity Treasury Rate is equal to 0.30%.  Because the 2-Year Constant Maturity Treasury Rate is 0.30%, which is less than the Coupon Floor, the Coupon Rate for such Coupon Payment Date is equal to the Coupon Floor of 2.00% per annum and the Coupon payment on the relevant Coupon Payment Date would be $5.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 × Coupon Rate × 90/360
= $1,000 × 2.00% × 90/360
= $5.00

Example 2:  On a Coupon Determination Date, the 2-Year Constant Maturity Treasury Rate is equal to 7.00%.  Because the 2-Year Constant Maturity Treasury Rate is 7.00%, which is greater than the Coupon Cap, the Coupon Rate for such Coupon Payment Date is equal to the Coupon Cap of 6.00% per annum and the Coupon payment on the relevant Coupon Payment Date would be $15.00 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 × Coupon Rate × 90/360
= $1,000 × 6.00% × 90/360
= $15.00

Example 3:  On a Coupon Determination Date, the 2-Year Constant Maturity Treasury Rate is equal to 3.80%.  Because the 2-Year Constant Maturity Treasury Rate is 3.80%, which is less than the Coupon Cap of 6.00% per annum and greater than the Coupon Floor of 2.00% per annum, the Coupon payment on the relevant Coupon Payment Date would be $9.50 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 × Coupon Rate × 90/360
= $1,000 × 3.80% × 90/360
= $9.50

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THE 2-YEAR CONSTANT MATURITY TREASURY RATE

The 2-Year Constant Maturity Treasury Rate means that the rate for a Coupon Determination Date will be a percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” for a period of two years and for the week preceding that Coupon Determination Date as set forth in H.15(519) under the caption "Week Ending" and opposite the caption "Treasury constant maturities", as such yield is displayed on the Reuters Screen FEDCMT Page for the week preceding that Coupon Determination Date. If such rate does not appear on the Reuters Screen FEDCMT Page, the rate for that Coupon Determination Date will be a percentage equal to the one-week average yield for United States Treasury securities at "constant maturity" for a period of two years and for the week preceding that Coupon Determination Date as set forth in H.15(519) under the caption "Week Ending" and opposite the caption "Treasury constant maturities". If such rate does not appear in H.15(519), the rate for that Coupon Determination Date will be the one-week average yield for United States Treasury securities at "constant maturity" for a period of two years as otherwise announced by the Federal Reserve Bank of New York for the week preceding that Coupon Determination Date.

If for the week preceding a Coupon Determination Date the Federal Reserve Bank of New York does not publish a one-week average yield on United States Treasury securities at "constant maturity" for a period of two years for the preceding week, the rate for that Coupon Determination Date will be calculated by the Calculation Agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the day that is two U.S. Government Securities Business Days preceding that Coupon Determination Date of three leading primary United States government securities dealers in New York City selected by the Calculation Agent (from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity equal to two years, a remaining term to maturity of no more than one year shorter than two years and in a Representative Amount.  If fewer than five but more than two such prices are provided, the rate for that Coupon Determination Date will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations will be eliminated. If fewer than three prices are provided as requested, the rate for that Coupon Determination Date will be calculated by the Calculation Agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the day that is two U.S. Government Securities Business Days preceding that Coupon Determination Date of three leading primary United States government securities dealers in New York City selected by the Calculation Agent (from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) one the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity longer than two years, a remaining term to maturity closest to two years and in a Representative Amount. If fewer than five but more than two such prices are provided, the rate for that Coupon Determination Date will be based on the arithmetic mean of the bid prices obtained and neither highest nor lowest of such quotations will be eliminated. If two United States Treasury securities with an original maturity greater than two years have remaining terms to maturity equally close to two years, the quotes for the Treasury security with the shorter original term to maturity will be used.

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HISTORICAL PERFORMANCE OF THE 2-YEAR CONSTANT MATURITY TREASURY RATE

The following graph sets forth the daily historical performance of the 2-Year Constant Maturity Treasury Rate based on the daily historical closing rates from May 5, 2006 through May 4, 2011.  We obtained the closing rates below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

The closing rate of the 2-Year Constant Maturity Treasury Rate, as reported by  Bloomberg Professional® Service, on May 4, 2011 was 0.60%. The closing rate reported by Bloomberg Professional® Service may not be indicative of the 2-Year Constant Maturity Treasury Rate that will be derived from the applicable Reuters page.

Historical Performance of the 2-Year Constant Maturity Treasury Rate

Source: Bloomberg

The historical 2-Year Constant Maturity Treasury Rate should not be taken as an indication of future performance, and no assurance can be given as to the 2-Year Constant Maturity Treasury Rate relevant to any Coupon Payment Date. We cannot give you assurance that the performance of the 2-Year Constant Maturity Treasury Rate will result in a Coupon Rate that will provide a satisfactory return on your investment.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in Payment at Maturity on page FWP-2 in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the Business Day immediately preceding the date of acceleration will be used as the Coupon Determination Date for purposes of determining the Coupon payable on the Notes on the accelerated Maturity Date.  The accelerated Maturity Date will be the fifth Business Day following the accelerated final Coupon Determination Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC proposes to offer the notes from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale; provided, however, that such price will not be less than $985.00 per Principal Amount of Notes and will not be more than $1,000.00 per Principal Amount of Notes.

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers

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or will offer the Notes directly to investors. If the Notes priced today, HSBC USA Inc. or one of our affiliates would pay varying discounts and commissions of approximately 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. The actual discounts and commissions that HSBC USA Inc. or one of our affiliates will pay may be more or less than 0.75% and will depend on market conditions on the Pricing Date. In no event will HSBC USA Inc. or one of our affiliates pay varying discounts and commissions in excess of 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  We and each holder of Notes (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) agree to treat the Notes for U.S. federal income tax purposes as indebtedness issued by us that is subject to the special U.S. Treasury Regulations applicable to variable rate debt instruments.  Depending on the issue price of the Notes, the Notes may be issued with original issue discount.  Except to the extent of original issue discount, if any, interest paid on the Notes generally should be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, a U.S. Holder (as defined in the accompanying prospectus supplement) must include original issue discount, if any, in income as ordinary interest as it accrues, generally in advance of receipt of cash attributable to such income. You should review the discussion set forth in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Original Issue Discount” in the accompanying prospectus supplement.  In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss. Prospective investors should consult their tax advisors as to the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of Notes.

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TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

 $   Collared Floating Rates Notes
due May 31, 2016

May 9, 2011

FREE WRITING
PROSPECTUS

Free Writing Prospectus
General	FWP-4
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-8
Historical Performance of the 2-Year Constant Maturity Treasury Rate	FWP-10
Events of Default and Acceleration	FWP-10
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-11

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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